UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report	February 9, 2005
(Date of earliest event reported)

Protection One Alarm
Protection One, Inc.	Monitoring, Inc.
(Exact Name of Registrant	(Exact Name of Registrant
as Specified in Charter)	as Specified in Charter)

Delaware	Delaware
(State or Other Jurisdiction	(State or Other Jurisdiction
of Incorporation)	of Incorporation)

1-12181-01	1-12181
(Commission File Number)	(Commission File Number)

93-1063818	93-1065479
(I.R.S. Employer	(I.R.S. Employer
Identification No.)	Identification No.)

1035 N. 3rd St., Ste. 101	1035 N. 3rd St., Ste. 101
Lawrence, Kansas 66044	Lawrence, Kansas 66044
(Address of Principal Executive	(Address of Principal Executive
Offices, Including Zip Code)	Offices, Including Zip Code)

(785) 856-5500	(785) 856-5500
(Registrant’s Telephone Number	(Registrant’s Telephone Number
Including Area Code)	Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On February 9, 2005, Protection One, Inc. (the “Company”) announced the completion of its debt-for-equity exchange with affiliates of Quadrangle Group LLC (“Quadrangle”), the Company’s lenders under its credit facility and its majority equity-holders.  The transaction reduced the Company’s obligations under its credit facility by $120 million in exchange for 16 million shares of the Company’s common stock (on a post-reverse stock split basis).  As a result of this transaction, Quadrangle now owns over 97% of the Company’s outstanding common stock.  The Company further reduced the outstanding balance under its credit facility with a $3 million cash payment and extended the maturity date of the Company’s credit facility until August 15, 2005. The Company’s current debt total is now approximately $383 million compared to almost $547 million at the end of September 2004, a reduction of 30%.

In connection with the consummation of the debt-for-equity exchange, and pursuant to the approval by the Company’s stockholders at a special meeting held on February 8, 2005, the Company filed an amendment to its certificate of incorporation with the secretary of state of Delaware which, among other things, effectuated a one-for-fifty-shares reverse stock split.  The Company’s common stock is to begin trading on the OTCBB on a post-reverse stock split basis under the new symbol of “PONN”  beginning at the open of business on Wednesday, February 9, 2005.

The Company’s Board of Directors also announced today the appointment of David Tanner, Steven Rattner and Michael Weinstock, who are Managing Principals of Quadrangle Group, as new Directors to the Board of the Company, effective immediately.  Ben M. Enis, a Company director since 1994, and James Q. Wilson, a Company director since 1996, resigned from the Board to accommodate these additions.

The Company also announced that it has initiated an offer to repurchase for cash any and all of its outstanding 13 5/8% senior subordinated discount notes due 2005 at a price equal to 101% of the principal amount, plus accrued and unpaid interest, pursuant to such notes’ change of control provisions.  The change of control repurchase offer will expire on March 10, 2005.  Any notes not tendered in connection with the change of control repurchase offer will be mandatorily redeemed on March 11, 2005, at a price equal to 100% of the principal amount, plus accrued and unpaid interest.  Assuming retirement of all outstanding 13 5/8% senior subordinated discount notes, the Company will reduce its current debt total from approximately $383 million to $353 million.

Forward-looking Statements: Certain matters discussed in this Form 8-K are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe”, “we anticipate”, “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 for a further discussion of factors affecting our performance.  The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this Form 8-K.

A press release regarding the completion of the debt-for-equity exchange and the other matters discussed above is attached hereto as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 - February 9, 2005 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTION ONE, INC.

Date: February 9, 2005	/s/ J. Eric Griffin
	Name:	J. Eric Griffin
	Title:	General Counsel

PROTECTION ONE ALARM
MONITORING, INC.

Date: February 9, 2005	/s/ J. Eric Griffin
	Name:	J. Eric Griffin
	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	February 9, 2005 Press Release